FOR IMMEDIATE RELEASE
August 3, 2016

Genesis Energy, L.P. Reports Second Quarter 2016 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its second quarter results.
Certain highlights of our results for the quarter ended June 30, 2016 included the following items:

*
We reported the following results for the second quarter of 2016 compared to the same quarter in 2015, which improved results were primarily attributable to our acquisition on July 24, 2015 of the offshore pipelines and services business of Enterprise Products Partners, L.P. and its affiliates (our “Enterprise acquisition”):

•
Net Income Attributable to Genesis Energy, L.P. of $23.7 million, or $0.22 per unit, for the second quarter of 2016 compared to $11.7 million, or $0.12 per unit, for the same period in 2015, representing an increase of $12.0 million or 103%.

•	Cash Flows from Operating Activities of $62.6 million for the second quarter of 2016 compared to $8.6 million for the same period in 2015, representing an increase of $54 million or 628%.

•
Available Cash before Reserves of $96.0 million in the second quarter of 2016, an increase of $27.2 million over the prior year quarter, or 40%, providing 1.18 coverage for our quarterly distribution to unitholders attributable to that quarter, which is discussed below. Excluding the effects from our public offering of common units in July 2016 (discussed below), Available Cash before Reserves would have provided 1.27 times coverage for our quarterly distribution.

•
Adjusted EBITDA for the second quarter of 2016 was $133.5 million, an increase of $46.2 million, or 53%, over the prior year quarter. After giving pro forma effect to our July 2016 common unit offering, our Adjusted Pro Forma Debt to Pro Forma EBITDA ratio is 4.76 as of June 30, 2016. Without giving effect to that offering, our Adjusted Debt to Pro Forma EBITDA ratio is 5.25 as of June 30, 2016. These amounts are calculated and further discussed later in this press release.

•
Included in each of Net Income, Available Cash before Reserves, and Adjusted EBITDA is a $2.4 million non-cash increase in equity-based compensation expense that resulted solely from a 30% increase in the market price of our common units for the 2016 quarter.

*
On August 12, 2016, we will pay a total quarterly distribution of $81.4 million based on our quarterly declared distribution of $0.69 per unit attributable to our financial and operational results for the second quarter of 2016. This represents an increase in our distribution for the forty-fourth consecutive quarter.

Grant Sims, CEO of Genesis Energy, said, "Our diversified, yet increasingly integrated, businesses continued to perform in the second quarter within an acceptable range in spite of the ongoing dislocations in the energy sector, uncertainties in capital markets and the midstream space, and specific challenges, at the margin, on certain of our operations. Even if this challenging backdrop continues in future quarters, we would expect to see sequentially higher net income and Available Cash before Reserves due to a variety of factors, including increasing volumes out of the deepwater Gulf of Mexico, the end of certain refinery turnarounds, and the initiation of service, and the anticipated ramp up of volumes between now and the end of 2017, from some of our recent organic projects. In the aggregate, we believe our commercial operations are relatively stable in this challenging environment and we believe we have a reasonably clear line of sight of volume growth over the next four to six quarters. As a result, we feel comfortable that our financial results and condition will continue to strengthen in future periods.
Our primary objective continues to be to deliver the best value to our unitholders while never wavering from our commitment to safe and responsible operations. A lot has changed, we recognize, in how the market apparently values unit prices for MLPs or other midstream entities over the last year and a half to two years. Although the move to eliminate our IDRs almost six years ago and continuing to deliver double-digit growth in distributions on a year over year basis were rewarded historically, we believe the metrics demanded by the markets have changed during these recent tumultuous times.

We now believe the best way to promote unit price appreciation under current conditions is to exercise strong financial discipline designed primarily to maintain and enhance our financial flexibility across the business cycle. Although we believe we would otherwise naturally restore our financial flexibility with cash flows from operations, we feel we can accelerate that process by issuing additional equity, lowering the future growth rate of quarterly distributions, or pursuing a combination of the two.

Consequently, on July 27, 2016, we closed a public offering of 8,000,000 common units generating net proceeds of approximately $298 million. As a practical matter, we would have issued such additional equity a year ago at the time of closing our Enterprise acquisition had markets been stronger at that point. This 2016 equity raise instantly improved our liquidity and credit metrics.

We believe our increased liquidity and even stronger balance sheet resulting from such actions should combine to give us the flexibility to continue to pursue acquisitions and/or organic projects that we feel are consistent with delivering long term value to all of our stakeholders. We also believe that our improved credit profile will significantly lower the future costs of refinancing our public debt when such issued tranches become due beginning in 2021 or callable beginning in 2017.”
Financial Results
Segment Margin
Variances between the second quarter 2016 (the “2016 Quarter”) and the second quarter of 2015 (or “2015 Quarter”) in these components are explained below.
Segment results for the second quarters of 2016 and 2015 were as follows:

	Three Months Ended June 30,
	2016	2015
	(in thousands)
Offshore pipeline transportation	$84,282	$25,100
Onshore pipeline transportation	12,090	14,363
Refinery services	19,861	20,221
Marine transportation	18,082	27,225
Supply and logistics	8,171	11,658
Total Segment Margin	$142,486	$98,567

Offshore Pipeline Transportation Segment Margin for the 2016 Quarter increased $59.2 million, or 236%, from the 2015 Quarter. This increase is primarily due to our Enterprise acquisition, which closed in July 2015. As a result of our Enterprise acquisition we obtained approximately 2,350 miles of additional offshore natural gas and crude oil pipelines, including increasing our ownership interest in each of the Poseidon, SEKCO, and CHOPS pipelines, and six offshore hub platforms. The operating results of that business continue to meet or exceed our expectations, with sequential increases in volumes (compared to the first quarter of 2016) in the most significant offshore crude oil pipelines in which we acquired (as well as those in which we previously owned an interest).
Onshore Pipeline Transportation Segment Margin for the 2016 Quarter decreased $2.3 million, or 16%. Volumes decreased on our Texas pipeline system, particularly delivery volumes to the Texas City refining market. Such lower volumes on our Texas system to historical customers will likely continue in future periods as we complete the repurposing, which includes making the necessary upgrades on our existing 18-inch Webster to Texas City crude oil pipeline to reverse the direction of flow, of our Houston area crude oil pipeline and terminal infrastructure. We anticipate this repurposing, as well as the other components of our Houston area crude oil pipeline and terminal infrastructure project, to be completed prior to the end of 2016. Additionally, margin was negatively affected by lowered levels of tertiary crude oil activities in Mississippi. Volumes on our Louisiana system were sequentially down primarily as a result of a protracted turnaround at our primary customer's refining complex. We anticipate volumes on our Louisiana system to ramp back up starting in the third quarter upon the completion of this turnaround.

Refinery services Segment Margin for the 2016 Quarter decreased $0.4 million, or 2%. That decrease was primarily the result of a decrease in NaHS sales volumes due to lower demand from pulp and paper customers during the scheduled downtime these customers typically exhibit in the spring, compared to the 2015 Quarter. We were able to realize benefits from our favorable management of the purchasing (including economies of scale) and utilization of caustic soda in our (and our customers') operations and our logistics management capabilities, which somewhat offset the effects on Segment Margin of decreased NaHS sales volumes.
Marine Transportation Segment Margin for the 2016 Quarter decreased $9.1 million, or 34%, from the 2015 Quarter. This decrease in Segment Margin in the 2016 Quarter is primarily due to pressure on rates and utilization of our blue water, offshore barges. The impacts of the negative factors and pressures on our offshore barge performance which we have previously discussed have been consistent with our expectations with regards to both timing and scale. Additionally, we faced certain challenges on utilization and rates for our inland barges in large part attributable to fewer long voyages from the midwest to the Gulf Coast than we have historically experienced. We believe these conditions may be reflective of certain aspects of the changing dynamics in refining operations which we must continue to monitor in future periods.
Segment Margin for our supply and logistics segment decreased by $3.5 million, or 30%, between the two quarters. In the 2016 Quarter, the decrease in our Segment Margin is primarily due to lower demand for our services, compared to the 2015 Quarter, in our historical back-to-back, or buy/sell, crude oil marketing business associated with aggregating and trucking crude oil from producers' leases to local or regional re-sale points. We have found it difficult to compete with certain persons in the market who are willing to lose money on such local gathering because they are attempting to minimize their losses from minimum volume or take-or-pay commitments they previously made in anticipation of new production that has not yet and is unlikely to come online. In addition, a portion of this decrease can be attributed to decreased rail volumes as a major refinery customer supported by our Louisiana facilities was experiencing a refinery turnaround during the 2016 Quarter. We anticipate such rail volumes related to our Louisiana facilities to begin ramping back up starting in the third quarter upon the completion of this turnaround.

Other Components of Net Income
In the 2016 Quarter, we recorded Net Income Attributable to Genesis Energy, L.P. of $23.7 million compared to $11.7 million in the 2015 Quarter.
Net income is impacted similarly by the overall increase in Segment Margin previously discussed, which was principally due to the contributions from the offshore Gulf of Mexico assets acquired in our Enterprise acquisition. In addition, depreciation and amortization expense increased $27.7 million between the quarterly periods primarily as a result of the effect of placing recently acquired and constructed assets in service during calendar 2015 (including the offshore pipelines and services assets acquired as a result of our Enterprise acquisition) and 2016. Other income also increased $19.2 million between the quarterly periods due to the loss on debt extinguishment recognized in the second quarter in 2015 relating to the early retirement of our $350 million 7.875% senior unsecured notes due 2018.
In addition, interest costs for the 2016 Quarter increased by $17.6 million from the 2015 Quarter primarily due to an increase in our average outstanding indebtedness from recently acquired and constructed assets (principally from additional debt outstanding as a result of financing our Enterprise acquisition). Interest costs, on an ongoing basis, are net of capitalized interest costs attributable to our growth capital expenditures.
General and administrative expenses included in Net income decreased by $3.5 million. This decrease is primarily related to a decrease in expense related to our annual bonus program relative to the 2015 Quarter.

Distributions
We have increased our quarterly distribution rate for the forty-fourth consecutive quarter. Distributions attributable to each quarter of 2016 and 2015, are as follows:

Distribution For	Date Paid	Per Unit Amount
2016
2nd Quarter	August 12, 2016	$0.6900
1st Quarter	May 13, 2016	$0.6725
2015
4th Quarter	February 12, 2016	$0.6550
3rd Quarter	November 13, 2015	$0.6400
2nd Quarter	August 14, 2015	$0.6250
1st Quarter	May 15, 2015	$0.6100

Earnings Conference Call

We will broadcast our Earnings Conference Call on Wednesday, August 3, 2016, at 1:00 p.m. Central time (2:00 p.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include onshore and offshore pipeline transportation, refinery services, marine transportation and supply and logistics. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
REVENUES	$445,976	$656,327	$824,390	$1,183,184

COSTS AND EXPENSES:
Costs of sales	330,805	583,910	590,515	1,045,602
General and administrative expenses	11,283	14,832	23,504	28,053
Depreciation and amortization	55,900	28,205	102,535	55,330
OPERATING INCOME	47,988	29,380	107,836	54,199
Equity in earnings of equity investees	12,157	18,661	22,874	34,180
Interest expense	(35,535)	(17,905)	(69,922)	(37,120)
Other income/(expense), net	—	(17,529)	—	(17,529)
INCOME BEFORE INCOME TAXES	24,610	12,607	60,788	33,730
Income tax expense	(1,009)	(942)	(2,010)	(1,850)
NET INCOME	23,601	11,665	58,778	31,880
Net loss attributable to noncontrolling interests	126	—	252	—
NET INCOME ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$23,727	$11,665	$59,030	$31,880
NET INCOME PER COMMON UNIT:
Basic and Diluted	$0.22	$0.12	$0.54	$0.33
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	109,979	99,174	109,979	97,113

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day unless otherwise noted):
CHOPS (1)	214,884	166,735	205,878	169,382
Poseidon (1)	265,157	274,517	257,386	251,913
Odyssey (1)	104,816	51,165	106,304	49,872
GOPL	5,030	18,709	5,612	12,493
Offshore crude oil pipelines total	589,887	511,126	575,180	483,660

SEKCO (1)	72,192	70,422	68,778	46,265

Natural gas transportation volumes (MMbtus/d) (1)	588,068	—	592,933	—

Onshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day):
Texas	40,568	68,407	56,963	71,903
Jay	14,583	18,082	14,178	16,784
Mississippi	10,715	16,824	11,164	15,882
Louisiana	20,213	10,178	24,869	19,975
Wyoming	13,987	—	10,684	—
Onshore crude oil pipelines total	100,066	113,491	117,858	124,544
CO2 pipeline (Mcf/day)
Free State	83,965	167,451	107,795	178,915

Refinery Services Segment
NaHS (dry short tons sold)	30,011	32,503	61,817	64,933
NaOH (caustic soda dry short tons sold)	21,387	22,130	40,149	43,316

Marine Transportation Segment
Inland Fleet Utilization Percentage (2)	91.7%	99.4%	93.3%	97.8%
Offshore Fleet Utilization Percentage (2)	91.6%	99.7%	88.5%	99.8%

Supply and Logistics Segment
Crude oil and petroleum products sales (barrels/day)	65,929	100,054	67,955	97,148
Rail load/unload volumes (barrels/day) (3)	5,735	18,709	13,472	17,067

(1) Volumes for our equity method investees are presented on a 100% basis. As of July 24, 2015 we owned 100% of CHOPS and SEKCO and 64% of Poseidon. As our SEKCO volumes ultimately flow into Poseidon and thus are included within our Poseidon volume statistics, we have excluded them from our total for Offshore crude oil pipelines.
(2) Utilization rates are based on a 365 day year, as adjusted for planned downtime and dry-docking.
(3) Indicates total barrels for which fees were charged for either loading or unloading at all rail facilities.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	June 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$8,550	$10,895
Accounts receivable - trade, net	249,133	219,532
Inventories	78,738	43,775
Other current assets	36,105	32,114
Total current assets	372,526	306,316
Fixed assets, net	4,125,794	3,931,979
Investment in direct financing leases, net	136,378	139,728
Equity investees	427,558	474,392
Intangible assets, net	216,274	223,446
Goodwill	325,046	325,046
Other assets, net	62,235	58,692
Total assets	$5,665,811	$5,459,599
LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable - trade	$148,253	$140,726
Accrued liabilities	119,361	161,410
Total current liabilities	267,614	302,136
Senior secured credit facility	1,405,800	1,115,000
Senior unsecured notes	1,810,101	1,807,054
Deferred tax liabilities	23,995	22,586
Other long-term liabilities	224,820	192,072
Partners' capital:
Common unitholders	1,942,083	2,029,101
Noncontrolling interests	(8,602)	(8,350)
Total partners' capital	1,933,481	2,020,751
Total liabilities and partners' capital	$5,665,811	$5,459,599

Units Data:
Total common units outstanding	109,979,218	109,979,218

GENESIS ENERGY, L.P.
RECONCILIATION OF SEGMENT MARGIN AND ADJUSTED EBITDA TO NET INCOME - UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2016	2015
Total Segment Margin (1)	$142,486	$98,567
Corporate general and administrative expenses	(10,491)	(13,953)
Non-cash items included in general and administrative costs	778	763
Cash expenditures not included in Adjusted EBITDA	747	1,992
Cash expenditures not included in net income	(57)	(91)
Adjusted EBITDA	133,463	87,278
Depreciation and amortization	(55,900)	(28,205)
Interest expense, net	(35,535)	(17,905)
Cash expenditures not included in Adjusted EBITDA or net income	(690)	(1,901)
Adjustment to exclude distributable cash generated by equity investees not included in income and include equity in investees net income	(11,141)	(7,038)
Non-cash legacy stock appreciation rights plan expense	(736)	468
Loss on debt extinguishment	—	(19,225)
Other non-cash items	(4,725)	(865)
Income tax expense	(1,009)	(942)
Net income attributable to Genesis Energy, L.P.	$23,727	$11,665

(1) See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME AND NET CASH FLOWS FROM OPERATING ACTIVITIES TO AVAILABLE CASH BEFORE RESERVES- UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2016	2015
	(in thousands)
Net income attributable to Genesis Energy, L.P.	$23,727	$11,665
Depreciation and amortization	55,900	28,205
Cash received from direct financing leases not included in income	1,548	1,405
Cash effects of sales of certain assets	209	460
Effects of distributable cash generated by equity method investees not included in income	11,141	7,038
Cash effects of legacy stock appreciation rights plan	(57)	(91)
Non-cash legacy stock appreciation rights plan expense	736	(468)
Expenses related to acquiring or constructing growth capital assets	747	1,992
Unrealized (gain) loss on derivative transactions excluding fair value hedges, net of changes in inventory value	(338)	290
Maintenance capital utilized (1)	(1,795)	(746)
Non-cash tax expense	710	642
Loss on debt extinguishment	—	19,225
Other items, net	3,507	(831)
Available Cash before Reserves	$96,035	$68,786
(1) Maintenance capital expenditures in the 2016 Quarter and 2015 Quarter were $11.4 million and $13.6 million, respectively.

	Three Months Ended June 30,
	2016	2015
	(in thousands)
Cash Flows from Operating Activities	$62,566	$8,637
Maintenance capital utilized (1)	(1,795)	(746)
Proceeds from asset sales	209	460
Amortization and writeoff of debt issuance costs, including premiums and discounts	(2,551)	(5,279)
Effects of available cash from joint ventures not included in operating cash flows	6,063	3,663
Net effect of changes in operating accounts not included in calculation of Available Cash before Reserves	38,174	40,975
Non-cash effect of equity based compensation expense	(4,589)	(2,142)
Non-cash loss on debt extinguishment	—	19,225
Other items affecting available cash	(2,042)	3,993
Available Cash before Reserves	$96,035	$68,786
(1) Maintenance capital expenditures in the 2016 Quarter and 2015 Quarter were $11.4 million and $13.6 million, respectively.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2016	2015
Cash Flows from Operating Activities	$62,566	$8,637
Interest Expense	35,535	17,905
Amortization and writeoff of debt issuance costs, including premiums and discounts	(2,551)	(5,279)
Effects of available cash from equity method investees not included in operating cash flows	6,063	3,663
Net effect of changes in components of operating assets and liabilities not included in calculation of Adjusted EBITDA	38,174	40,975
Non-cash effect of equity based compensation expense	(4,589)	(2,142)
Non-cash loss on debt extinguishment	—	19,225
Other items, net	(1,735)	4,294
Adjusted EBITDA	$133,463	$87,278

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-PRO FORMA EBITDA RATIO - UNAUDITED

(in thousands)

	June 30, 2016
Senior secured credit facility	$1,405,800
Senior unsecured notes	1,810,101
Less: Outstanding inventory financing sublimit borrowings	(57,800)
Less: Cash and cash equivalents	(8,550)
Adjusted Debt (1)	$3,149,551

	Pro Forma LTM
	June 30, 2016
LTM Adjusted EBITDA (as reported) (2)	$531,773
Acquisitions and material projects EBITDA adjustment (3)	67,798
Pro Forma EBITDA	$599,571

Adjusted Debt-to-Pro Forma EBITDA	5.25	x

(1) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(2) Last twelve months ("LTM") Adjusted EBITDA. The most comparable GAAP measure to Adjusted EBITDA, Net Income Attributable to Genesis Energy L.P, was $363.2 million for the third quarter of 2015, $27.4 million for the fourth quarter of 2015 , $35.3 million for the first quarter of 2016, and $23.7 million for the second quarter of 2016. Reconciliations of Adjusted EBITDA to net income for all periods presented are available on our website at www.genesisenergy.com.

(3) This amount reflects the adjustment we are permitted to make under our credit agreement for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects (i.e. organic growth) and includes Adjusted EBITDA (using historical amounts and other permitted amounts) since the beginning of the calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

The following table reflects the pro forma effect on our Adjusted Debt of the proceeds received from our issuance of 8,000,000 common units that took place on July 27, 2016:

	June 30, 2016
Adjusted Debt	$3,149,551
Pro forma adjustment for proceeds of issuance of common units	297,952
Adjusted Pro Forma Debt	$2,851,599
Adjusted Pro Forma Debt-to-Pro Forma EBITDA	4.76	x

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Segment Margin. In this press release, we also present total Available Cash before Reserves as if it were a non-GAAP measure. Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team has access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves as net income as adjusted for specific items, the most significant of which are the addition of certain non-cash gains or charges (such as depreciation and amortization), the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees (includes distributions attributable to the quarter and received during or promptly following such quarter), the elimination of gains and losses on asset sales (except those from the sale of surplus assets), unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes, the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows and the subtraction of maintenance capital utilized, which is described in detail below.

Recent Change in Circumstances and Disclosure Format
We have implemented a modified format relating to maintenance capital requirements because of our expectation that our future maintenance capital expenditures may change materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with new information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Historically, substantially all of our maintenance capital expenditures have been (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Prospectively, we believe a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those future expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a new measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we have not historically used our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013. Further, we do not have the actual comparable calculations for our prior periods, and we may not have the information necessary to make such calculations for such periods. And, even if we could locate and/or re-create the information necessary to make such calculations, we believe it would be unduly burdensome to do so in comparison to the benefits derived.

ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA, is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as net income or loss plus net interest expense, income taxes, non-cash gains and charges (other than certain non-cash equity based compensation expense), depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income.  We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.
SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin as revenues less product costs, operating expenses (excluding non-cash gains and charges, such as depreciation and amortization), and segment general and administrative expenses, plus our equity in distributable cash generated by our equity investees. In addition, our Segment Margin definition excludes the non-cash effects of our legacy stock appreciation rights plan and unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes. Our Segment Margin definition also includes the non-income portion of payments received under direct financing leases.

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516